Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

NATURE’S SUNSHINE PRODUCTS, INC.

We, the undersigned, natural persons being more than twenty-one years of age, acting as incorporators of a corporation pursuant to the provisions of the Utah Business Corporation Act, do hereby adopt the following Articles of Incorporation for such Corporation.

ARTICLE I

NAME

The name of the Corporation is Nature’s Sunshine Products, Inc.

ARTICLE II

DURATION

The Corporation shall continue in existence perpetually unless sooner dissolved according to the law.

ARTICLE III

PURPOSES

The purposes for which the Corporation is organized are:

1.             To buy, sell, grow, manufacture, produce, or otherwise deal in any and all food and /or food supplements and further, to purchase, invest in, acquire, and/or act as holding company for various other related businesses.  And further, to create, publish, sell, and otherwise deal in publications relating to but not limited to food and/or food supplements.

2.             To purchase, or otherwise acquire, and to hold, grant security interests in, pledge, sell, exchange, or otherwise dispose of , securities (which term includes, without limitation of the generality thereof, any shares of stocks, bonds, debentures, contracts, options, notes, mortgages, or other obligations, and any certificates, receipts, or other instruments representing rights to receive, purchase, or subscribe for the same, or representing any other rights or interests therein or in any property or assets) created or issued by any persons, firm, associations, corporations, or governments or subdivisions thereof; to make payment therefore in any lawful manner; and to exercise, as owner or holder of any securities, any and all rights, powers, and privileges in respect thereof.

3.             To issue, offer, underwrite, buy, sell, sponsor, create, assign, transfer, pledge or otherwise deal in commodities, options, or double options on commodities of any kind whatsoever.

4.             To act as registrar or transfer agent either for itself or for others, including the cancellations, authentication, validation, issuance and execution of share certificates; the preparation and maintenance of any and all books, ledgers, journals and records in connection therewith; the execution, signing, verification, and acknowledgment of any kind and all documents or writings of any kind whatsoever; and all other acts necessary or appropriate in connection thereto.

5.             To do any act or thing provided or permitted herein either directly or indirectly through agents, independent contractors, joint ventures, subsidiaries, divisions, contractual arrangements or otherwise.

6.             In general, to possess and exercise all the powers and privileges granted by the laws of the State of Utah or by these Articles of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the purpose of the Corporation.

7.             The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in these Articles of Incorporation, but the business and purposes specified in each of the foregoing clauses of this Article shall be regarded as independent businesses and purposes.

ARTICLES IV

CAPITALIZATION

The aggregate number of shares which the Corporation shall have authority to issue is 20,000,000 shares of Common Stock, no Par Value, each of which shall have equal voting rights.

ARTICLE V

PAID –IN CAPITAL

The Corporation shall not commence business until consideration of a value of a least $1,000.00 has been received by it as consideration for the issuance of its shares.

ARTICLE VI

PRE-EMPTIVE RIGHTS

No holder of shares of the Corporation of any class now or hereafter authorized, shall have any preferential or re-emptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.  The Board of Directors of the Corporation shall have the right to issue the authorized and treasury shares of this Corporation at such time and upon such terms and conditions and for such consideration as the Board of Directors shall determine.

ARTICLE VII

OFFICERS AND DIRECTORS’ CONTRACTS

No contract or other transaction between this Corporation and any other firm or corporation shall be affected by the fact that a director or officer of this Corporation has an interest in, or is a director or officer of such firm or other corporation.  Any officer or director, individually or with others, may be a party to, or may have an interest in, any transaction of this Corporation or any transaction in which the Corporation is a party or has an interest.  Each person who is now or may become an officer or a director of this Corporation is hereby relieved from liability that might otherwise obtain in the event that such officer or director contracts with this Corporation for the benefit of himself or any firm or other corporation in which he may have an interest, provided such officer or director acts in good faith.

ARTICLE VIII

REGISTERED OFFICE AND AGENT

The address of the initial registered office of the Corporation is:

1055 North Main Street, Spanish Fork, Utah 84660 and the name of its initial registered agent at such address is:

Kenneth E. Brailsford.

ARTICLE IX

DIRECTORS

The internal affairs of the Corporation shall be managed by a Board of Directors which shall have not less than three (3) nor more than nine (9) directors, as determined from time to time by the Board of Directors.  The original Board of Directors shall be comprised of five (5) persons.  The names and residence addresses of the persons who are to serve as directors until the first annual meeting of shareholders and until their successors are elected and shall qualify are as follows:

Name	Address

Kenneth E. Brailsford	42 North 1360 East
Springville, Utah 84663

G. Jay Hughes	Route 1, Box 435
Benjamin, Utah 84660

Kerry O. Asay	456 East 200 North
Provo, Utah 84601

Richard S. Hughes	260 West 600 North
Spanish Fork, Utah 84660

Eugene L. Hughes	2461 North 750 East
Provo, Utah 84601

The Board of Directors shall be and is divided into three classes, Class I, Class II, and Class III, which shall be as nearly equal in number as possible.  Each director shall serve for a term ending on the date of the third Annual Meeting following the Annual Meeting at which such director was elected; provided, however, that such initial director in Class I shall hold office until the Annual Meeting of Shareholders in 1985; each initial director in Class II shall hold office until the annual meeting of Shareholders in 1986; and each initial director in Class III shall hold office until the Annual Meeting of Shareholders in 1987.  Directors shall only be subject to removal before their term has expired upon the vote of at least three-fourths (75%) of the then issued and outstanding capital shares of the Corporation.  Provisions of this Article relating to classification of the Board of Directors or removal of directors shall not be subject to amendment or repeal without the approval of at least three-fourths (75%) of the then issued and outstanding shares of the capital stock of the Corporation.

ARTICLE X

INCORPORATORS

The names and residence addresses of the incorporators are:

Name	Address

Richard L. Chatham	700 South 330 East
Salt Lake City, Utah 84111

Burke T. Maxfield	1600 East 3970 South #3
Salt Lake City, Utah 84117

Hazel Ann Cowan	3795 South 900 East #6
Salt Lake City, Utah 84107

IN WITNESS WHEREOF, these Restated Articles of Incorporation have been executed as of the 17th day of January, 1989.

NATURE’S SUNSHINE PRODUCTS, INC.

By:	\s\ Kerry O. Asay
Kerry O. Asay, President

By:	\s\ Brent F. Ashworth
Brent F. Ashworth, Secretary

8531C

011089